Exhibit 99.1

Warren Resources Completes the Acquisition of Natural Gas and Midstream Assets in the Washakie Basin, Wyoming From Anadarko Petroleum

NEW YORK, Oct. 15, 2012 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) announced today that it has closed the purchase and sale transaction under the previously announced agreement to acquire certain additional natural gas and midstream assets from subsidiaries of Anadarko Petroleum Corporation (“Anadarko”) in the Atlantic Rim Project area, Washakie Basin, Wyoming. By exercising its preferential rights and closing this transaction with Anadarko:

•                  Warren acquired 79% of Anadarko’s working interest in the Spyglass Hill Unit area within the Atlantic Rim Project, representing approximately 37,142 net leasehold acres and an approximate 32.8% additional total unit working interest therein, for a purchase price of $11.4 million, which increased its working interest in the entire unit from 30.1% to 62.9%.  With this acquisition, Warren’s working interests in the three currently producing participating areas (“PA”) increased as follows: (A) the Doty Mountain PA increased from approximately 40% to 73%; (B) the Sun Dog PA increased from approximately 42% to 67%; and (C) the Grace Point PA increased from approximately 45% to 86%.

•                  Warren also acquired 26.5% of Anadarko’s interest in the Catalina Unit area within the Atlantic Rim Project, representing approximately 1,121 net leasehold acres and an approximate 5.2% additional total unit working interest therein, for a purchase price of $0.7 million, which increased its working interest in the entire unit area from 16.9% to about 22%. With this acquisition, Warren’s working interest in the currently producing Catalina Unit PA increased from approximately 8.0% to 12.5%.

•                  Lastly, Warren acquired 100% of Anadarko’s 50% interest in the gas gathering, compression and pipeline midstream assets within the Atlantic Rim Project for a purchase price of $4 million. The midstream assets consist of gathering and compression equipment and a 59 mile long pipeline that transports gas from the gathering systems throughout the Spyglass Hill Unit area to the Wyoming Interstate Company (WIC) interstate gas transportation pipeline.

As a result of the transaction, Warren’s estimated proved developed reserves in the Atlantic Rim increased by approximately 18.3 billion cubic feet. Additionally, the acquisition will add natural gas production of about 7.8 million cubic feet per day. As a result, Warren acquired proved developed reserves at a price of $0.65 per thousand cubic feet (“Mcf”), or approximately $1,550 per flowing Mcf, of natural gas production.

Warren exercised its preferential rights to purchase Anadarko’s interests after Anadarko advised the Company it had entered into an agreement to sell these assets to Double Eagle Petroleum Co. under a purchase and sale agreement dated August 16, 2012. Warren financed the acquisition with cash-on-hand and borrowings under its senior credit facility. Under the closing documents, Anadarko also nominated Warren as the successor operator of the midstream assets and the Spyglass Hill Unit, subject to obtaining the required votes from the working interest owners and approval by the Bureau of Land Management; both of which Warren anticipates receiving in the near future.

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to explore, develop and produce domestic on-shore oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release, including unexpected costs, the possibility that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the acquisition actually differ from those contained in this release, the estimates used in the valuation of the acquisition, including prices used in calculating reserve values, inability to timely realize expected value from the acquisitions, decisions by other working interest owners, the volatility of oil and natural gas prices, the current productive capabilities of the wells included in the acquisition varies from that disclosed, future demand for oil and natural gas, the effect of our hedging activities, anticipated gas gathering and processing rates and throughput volumes, changes in economic conditions, regulatory changes, and other factors, many of which are beyond our control. See “Risk Factors” in the company’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Warren undertakes no obligation to publicly update or revise any forward-looking statements